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                                                                      EXHIBIT 11


                       NATIONAL AUTO FINANCE COMPANY, INC.
                    Computation of Earnings per Common Share
                (Unaudited, in thousands, except per share data)

                                                                            Three Months Ended
                                                                               September 30,
                                                                         ------------------------
                                                                            1999          1998
                                                                         ----------    ----------
Average number of common shares outstanding .........................        17,281         9,031

Common equivalent shares outstanding:

Stock options (1) ...................................................          --            --
                                                                         ----------    ----------

Total common and common equivalent shares outstanding ...............        17,281         9,031
                                                                         ==========    ==========

Net income (loss) attributed to common shareholders .................    $   (1,403)   $   (5,650)
                                                                         ==========    ==========

Loss per common share (basic and diluted) ...........................    $     (.08)   $    (0.63)
                                                                         ==========    ==========

---------------

(1) Stock options are excluded from the computation of diluted loss per common share as the effect of such options would be anti-dilutive.



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